EXHIBIT 99 (a)

NASD: BOKF

For Further Information Contact:          Steven Nell
                                          Chief Financial Officer
                                          (918) 588-6000

                                          Kayte Spillman
                                          Assistant Vice President
                                          Corporate Communications Specialist
                                          BOK Financial Corp.
                                          (918) 588-6378

                  BOK FINANCIAL REPORTS THIRD QUARTER EARNINGS
             Strong Balance Sheet Growth and Stable Margin Continue

TULSA, Okla. (Tuesday, October 17, 2006) - BOK Financial Corporation reported earnings of $52.7 million or $0.78 per diluted share for the third quarter of 2006, up 4% over the third quarter of 2005. Net income for the third quarter of 2005 totaled $50.8 million or $0.76 per diluted share.

Highlights of the quarter included:

o Average outstanding loans and average deposits increased 14% and 13%, respectively over the third quarter of 2005

o Net interest revenue grew $11.2 million or 10% over last year's third quarter, 9% annualized over the second quarter of 2006

o Net interest margin was 3.38%, up from 3.32% over the third quarter of last year and stable throughout 2006

o    Fee income increased $2.7 million or 3% over the third quarter of 2005

o Fair value of mortgage servicing rights declined $4.2 million, net of hedging gains during the third quarter

o Other operating expenses increased $9.2 million or 8%, including a $1.8 million non-cash charge related to taxes on a $202 million investment in bank-owned life insurance; personnel costs were up $8.1 million

o Income tax expense was reduced $2.2 million for the resolution of uncertain tax issues

o Non-performing loans, annualized net charge-offs continued to be near historic lows

"We were pleased to see the continuation of double digit loan and deposit growth while maintaining a stable net interest margin in a very competitive environment," said President and CEO Stan Lybarger. "Our fee revenue business lines have long been a key strength of the Company, but we clearly experienced slower growth during the third quarter."

Net Interest Revenue

Net interest revenue totaled $124.0 million for the third quarter of 2006, up $11.2 million or 10% over the same period of 2005. Average earning assets grew $1.2 billion or 9%, due to a $1.2 billion increase in average outstanding loans. Average deposits increased $1.3 billion or 13% compared with the third quarter of 2005. Net interest revenue was also improved by a $226 million reduction in short-term borrowed funds, which generally have a higher interest cost.

Net interest margin was 3.38% for the third quarter of 2006 compared with 3.32% for the third quarter of 2005 and 3.40% for the second quarter of 2006. Net interest margin has remained stable throughout the first nine months of 2006. While the spread between the yield on earning assets and the cost of interest bearing liabilities continued to narrow, the Company benefited from a strong capital position.

Loans and Deposits

Outstanding loans totaled $10.0 billion at September 30, 2006, up $211 million over previous quarter's end. Commercial loans totaled $5.7 billion at September 30, 2006, a $140 million increase. Commercial lFoans grew in all sectors of the portfolio. The outstanding balance of commercial real estate loans remained unchanged at $2.3 billion. Commercial real estate loan growth in the Arizona and Colorado markets was largely offset by reductions in Texas and New Mexico.

Regional markets continue to increase in importance to the Company as we continue to add experienced bankers in each market. At September 30, 2006, $4.3 billion or 43% of outstanding loans were attributed to markets outside of Oklahoma. Texas remained the largest regional market with $2.5 billion of loans outstanding at the end of the third quarter. Pay downs of commercial real estate loans reduced outstanding loans in the Texas market at a 4% annualized rate. Outstanding loans in the New Mexico, Colorado and Arizona markets totaled $698 million, $574 million and $313 million, respectively. Annualized loan growth during the third quarter was 24% in New Mexico, 52% in Colorado and 86% in Arizona.

Deposits increased $349 million during the third quarter to $11.7 billion at September 30, 2006. Interest-bearing transaction accounts grew $471 million, an annualized rate of 38%. Rising interest rates led to a shift to interest-bearing transaction accounts from demand deposits, which decreased $117 million.

Total deposits increased $184 million or 12% annualized in the Oklahoma market and $104 million or 14% annualized in the Texas market. In addition, deposits in the Colorado market increased $65 million or 38% annualized during the third quarter.

Fees and Commissions Revenue

Fees and commissions revenue totaled $93.0 million for the third quarter of 2006, up 3% from the same period last year. Total fee revenue, which recently had been growing at a low double digit rate, slowed in most major categories of fees and commissions. Mortgage banking revenue decreased $2.6 million or 27% due largely to lower volumes.

"Volatile mortgage interest rates over the past six months affected this quarter's performance," said Lybarger. "Rising rates in the second quarter reduced our loan production pipeline coming into this quarter and falling rates in the third quarter reduced the value of our servicing portfolio."

Brokerage and trading revenue declined $408 thousand or 4% from last year. A flat yield curve reduced revenue from trading activities $1.3 million or 20%. Derivatives revenue, primarily from customer energy hedging, increased $513 thousand or 21% over last year. Transaction card revenue grew $1.4 million or 8% from both check card and ATM processing fees. The Company recently signed agreements to place ATMs with two large regional convenience store chains. Trust revenue and deposit services charges increased $725 thousand or 4% and $703 thousand or 3%, respectively. Overdraft fees, which provided much of the recent growth in deposit services charges, were up $915 thousand or 5%. Investment banking revenue, which is included in other revenue, increased $1.3 million. A newly-developed tax-exempt leasing unit provided much of this revenue growth.

Mortgage Servicing Rights

Depreciation in the fair value of mortgage servicing rights, net of recognized gains on economic hedges decreased pre-tax income by $4.2 million and net income $2.7 million or $0.04 per diluted share during the third quarter. At the end of the second quarter, a 50 basis point decrease in mortgage interest rates was expected to reduce the fair value of the Company's servicing rights, net of economic hedge gains, by $659 thousand. Although average mortgage interest rates fell 52 basis points, increased prepayment speeds and mortgage rate volatility caused the third quarter's results to differ from expectations. Loans serviced by BOK Financial historically have prepaid at rates well-below national trends. Although still below national trends, actual prepayments in our servicing portfolio migrated upward during the third quarter. In addition, mortgage interest rate volatility over the past two quarters increased the risk-premium required by investors further lowering the fair value of the servicing rights. Year-to-date, the fair value of mortgage servicing rights, net of recognized losses on economic hedges, increased pre-tax income by $2.1 million.

Operating Expenses and Taxes

Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $130.9 million, up $9.2 million over the third quarter of 2005. The third quarter of 2006 included a $1.8 million non-cash charge related to taxes on bank-owned life insurance.

Personnel expense totaled $74.6 million for the third quarter of 2006, up $8.1 million over the third quarter of 2005. Salaries and wages increased $5.0 million or 12%. Average compensation per employee increased 8% and the average number of employees increased 4%.

"We continued adding experienced bankers in the regional markets and in Kansas City where we expect to open a bank in the fourth quarter," Lybarger said. "We also increased expenditures related to product development, technology and support services. These investments are expected to provide long-term benefits to the Company."

The Company reduced its provision for income taxes by $2.2 million which contributed $0.03 to diluted earnings per share. The statute of limitations on an uncertain income tax position expired during the third quarter of 2006.

Credit Quality

Net loans charged-off during the third quarter of 2006 totaled $4.3 million, compared with $3.8 million in the previous quarter and $3.3 million in the third quarter of 2005.

Non-performing loans totaled $41 million at September 30, 2006 and continue to be at near-historic lows.

The combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $127 million or 1.28% of outstanding loans and 417% of non-accruing loans at September 30, 2006. The allowance for loan losses was $105 million and the reserve for off-balance sheet credit losses was $22 million. At June 30, 2006, the combined allowance for loan losses and reserve for off-balance sheet credit losses totaled $126 million or 1.30% of outstanding loans and 408% of non-accruing loans. The allowance for loan losses was $105 million and the reserve for off-balance sheet credit losses was $21 million.

The provision for credit losses for the third quarter of 2006 was $5.3 million, compared with $4.0 million for the third quarter of 2005 and $3.8 million for the second quarter of 2006.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. Holdings include Bank of Albuquerque, N.A., Bank of Arizona, N.A., Bank of Arkansas, N.A., Bank of Oklahoma, N.A., Bank of Texas, N.A., Colorado State Bank & Trust, N.A., BOSC,Inc., the TransFund electronic funds network, Southwest Trust Company, N.A. and AXIA Investment Management, Inc. Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

Forward-looking Information

This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "plans," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements. Assessments that BOK Financial's acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans. BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.